EXHIBIT 10.P

                           SANTA FE SNYDER CORPORATION




                                December 14, 1999



James L. Payne
Chief Executive Officer


      RE:   RESTRICTED STOCK GRANT

Dear Mr. Payne:

      I am pleased to inform you that you have been granted the right to receive shares of Restricted Stock under the Santa Fe Snyder Corporation Incentive Stock Compensation Plan 2000 (the "Plan") as provided below upon the approval of the Plan by the stockholders of the Company:

      1.    Restricted Stock Grant #                  1999-1
            Effective Grant Date                      December 9, 1999
            Number of Shares Granted                  345,324

      2. Subject to the further provisions of this Agreement, the shares of Restricted Stock shall become vested (no longer subject to forfeiture or restrictions on transfer) as follows: one-third upon the first anniversary of the Effective Grant Date; an additional one-third on the second anniversary of the Effective Grant Date; and the final one-third on your 65th birthday. In addition, the shares of Restricted Stock shall become 100% vested upon the first to occur of the following (a) the Company ceases to be an independent, publicly traded company, (b) the termination of your employment due to your death or Disability, and (c) the Board removing you as the Chief Executive Officer of the Company other than for Cause. As used herein, "Disability" means you are entitled to receive disability benefits under a Company long-term disability plan or Social Security, and "Cause" means your conviction for a felony involving moral turpitude. Except as provided in (a) above, you shall not become vested upon a Change of Control.

      3. Except to the extent vesting has occurred pursuant to paragraph 2 above, the shares of Restricted Stock shall be forfeited upon your termination of employment for any reason other than as provided in paragraph 2 above.

      4. During the period the shares of Restricted Stock remain subject to forfeiture, (i) they may not be pledged, assigned or otherwise transferred by you (other than by will or laws of
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descent and distribution), (ii) you will be entitled to receive any dividends paid with respect to the shares, and (iii) you will be entitled to vote the shares.

      5. Pursuant to your direction, the Company shall satisfy its tax withholding obligations with respect to the vesting of the shares of Restricted Stock by withholding that number of whole shares of Common Stock having an aggregate Fair Market Value equal to, or exceeding by less than one whole share, the amount of such tax withholding obligation, with the amount of any fractional share in excess of the required withholding amount paid to you in cash by the Company. Alternatively, you may elect to satisfy their tax withholding obligations by a cash payment to the Company and receive the full number of vested shares or you may elect to use any combination of share withholdings and cash.

      6. Notwithstanding anything in this Agreement or the Plan to the contrary, if it shall be determined that the vesting or payment of the grant under this Agreement would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the Company shall pay you such additional amount of cash as necessary to put you in the same economic position you would have been in had the vesting or payment of this grant not been subject to such excise tax. This paragraph shall be interpreted and applied in the manner that is most favorable to you.

      7. The certificate to be issued in respect of the shares of Restricted Stock granted you under this Agreement shall be registered in your name and held in escrow by the Company. This grant of shares of Restricted Stock is conditioned upon your endorsing in blank a stock power for the Restricted Stock.

      8. Nothing in the Agreement shall confer any right on you to continue employment with the Company or an Affiliate nor restrict the Company or an Affiliate from terminating your employment for any reason.

      9. The shares of Restricted Stock are subject to the terms of the Plan, as approved by the stockholders, which terms are hereby incorporated by reference. In the event of a conflict between the terms of this Agreement and the Plan, the Plan shall be the controlling document, without exception. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to them in the Plan.

      10. Notwithstanding anything in this Agreement to the contrary, prior to approval of the Plan by the stockholders of the Company, this Agreement shall also evidence a tandem grant (not under the Plan) to you of 345,324 phantom shares of Company stock on the same vesting terms as set forth above, except that upon vesting such phantom shares shall be payable in shares of Company stock acquired on the open market, treasury stock, cash of equivalent value or any combination thereof, as determined by the Committee in its discretion. In the event of your death, your designated beneficiary or, if none, your estate will be entitled to receive this payment. If the stockholders approve the Plan, upon such approval this tandem grant of phantom

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shares of Company stock is hereby automatically canceled. To the extent the phantom shares become vested prior to the stockholders' approval of the Plan, such vesting shall automatically cancel an equal number of the tandem grant of shares of Restricted Stock under the Plan.

      11. As consideration for this grant, you agree that (i) certain Employment Agreement between you and the Company, dated as of December 31, 1996, is hereby terminated in full effective for all purposes as of the Effective Grant Date and
(ii) you will not be entitled to any cash severance payments under any Company severance program, but you shall continue to be eligible to receive all other benefits, if any, provided under such severance program(s).

      12. This grant shall be void and of no effect unless you execute and return this Agreement to the undersigned. The attached copy of this Agreement is for your records.

                                          SANTA FE SNYDER CORPORATION


                                          By:_________________________________
                                          Name:  William E. Greehey
                                          Title: Chairman, Compensation
                                                 and Benefits  Committee of the
                                                 Board of Directors




Agreed to:


By:   _____________________
      JAMES L. PAYNE

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